Letter to Shareholders 4Q22 Katelyn & Carlos Romayor Austin, Texas Exhibit 99.2

Dear Shareholders, 2022 affirmed that our vision – to build the most trusted e-commerce platform for residential real estate – is needed more than ever. Consumers want to be able to buy, sell, and move between homes with confidence and control. Yet, navigating a major housing cycle has certainly been challenging, to say the least. That’s why I want to begin this shareholder letter, my first as CEO, with a thank you to all our Opendoor teammates who are working hard every day for our customers and to make this company more successful. Tough moments increase urgency, demand conviction, and put teamwork front and center – and that’s energizing. That’s part of why I decided to take the CEO role: it is clear to me what our value proposition means to customers and where we need to focus at this moment. I also believe deeply in what we’re building towards. Let’s start with our value proposition. The traditional real estate process today works for only a select few who have the money and time to endure all the uncertainty, friction, and frustration that come with it. Moving is considered a top stressor in life, right up there with divorce and job change. Customers come to Opendoor because they crave the certainty and convenience of our cash offer that they can’t get anywhere else. Our product gives homeowners the control they deserve, over what is likely their most important financial asset. Even in this moment of high spreads, we continue to convert over 10% of real sellers. In order to do this, we’ve built unique asset management and operations platforms that have allowed us to complete over 200,000 home transactions and earn an NPS of approximately 80 from home sellers. We still have work to do, but we stand alone in what we are able to offer consumers today. Our focus right now is to stabilize our core business and return to positive Adjusted Net Income. We believe we’ve appropriately sized the losses related to homes acquired prior to the housing market reset and expect to put those behind us shortly. The homes we’ve acquired since the reset are outperforming our expectations and prior years. And we’re continuing to drive more margin in our business. Like a lot of fast-growing companies, we focused on scale and speed as we built our systems, and we have some tech debt to pay down. A core value of ours is “bps (basis points) for breakfast” – and it is clear that there are lots of bps for us to go after. We’re driving to realize at least 100 bps from structural efficiencies and cost savings across the organization that we expect to show up in 2024. I’ll be disappointed if we don’t do better. 2 A Note from Carrie Our Mission Powering life’s progress, one move at a time

And finally, looking ahead ten years, we believe that the experience of buying and selling a home will almost certainly be similar to booking a flight or hailing a ride. Consumers will be able to transact directly with each other through a managed marketplace powered by Opendoor that ensures trust, certainty, ease, and quality. Building towards that managed marketplace is going to be a multi-year journey, but what underpins our conviction are the capabilities we’ve built to become one of the largest buyers and sellers of homes in the country. We are investing in building our Exclusives marketplace and also in driving operational excellence across the business. We have the product, team, balance sheet, and discipline to weather this cycle and emerge with a more resilient, stronger business. Carrie Wheeler, CEO 3 A Note from Carrie

4 James Jennings Raleigh, North Carolina With a baby boy on the way, James Jennings and his wife Cheyenne were eager to upgrade their home – they knew they were going to need a bit more space for their growing family. After spending some time with the couple, their homebuilder realized that they needed a flexible and simple solution for selling their existing home, and he immediately suggested that they reach out to Opendoor. After securing a competitive offer on their home, James and Cheyenne found the decision to sell to Opendoor an easy one: they would be able to obtain funds upfront to use towards the purchase of their new home, and they would be able to avoid many of the stressors typically associated with the home-selling process, including opening their home up to visitors for showings and making some necessary but time-consuming home repairs. To top it off, selling to Opendoor meant removing the uncertainty of lining up the timing of their home closing with the completion of their new build. When supply chain issues caused a delay with their dream home under construction, James and Cheyenne were able to take advantage of Opendoor’s late checkout policy and stay in their current home until the new one was ready for move-in. In James’s words, “the customer service was fantastic” and “the late checkout and flexible closing really made the process stress-free” compared to their previous experiences transacting the traditional way. After the arrival of their newborn son, James and Cheyenne were able to move into their new dream home with ease, without the complications of double mortgages, double moves, and uncertainty. Opendoor solved the problem of having to move twice…(they) were able to adjust our closing and also offer us late checkout, which was very convenient, especially with having a newborn child. - James Jennings

Two Core Product Offerings 1P product & 3P product 5 LOOKING BACK AT 2022 Last year was a tale of two halves. We saw our acquisition pace reach north of $20 billion in the first half of the year, during a time when conventional wisdom said it was “easy” to sell your home on the market. Yet, customers chose Opendoor for the certainty and convenience we offered, as we leveraged the 4x expansion of our total addressable market since 2019. In the second half of the year, our results were materially impacted by a once-in-forty-year macro shift that started in the middle of the second quarter. As the year began, we saw housing transaction volume, velocity, and home price appreciation (HPA) at or near historical highs. However, Fed action to raise target rates by 300 bps in less than five months catalyzed the fastest shift in housing conditions in four decades. We constantly track macroeconomic and housing conditions and adjust our strategies accordingly, but we did not predict the speed of decline in HPA and transaction volumes. One-month HPA (non-seasonally adjusted, weighted by Opendoor’s markets) moved from positive 300 bps per month in early May to negative 100 bps by mid-July. Annualized existing home transactions declined by nearly 35% year-over-year to 4.0 million in December. In response, in 2Q22, we moved to manage risk and inventory health. On the resale side, we reduced list prices to stay in line with the market. In hindsight, we did not do this quickly or aggressively enough, which led to a slowdown in our clearance rate. On the acquisition side, we materially widened our acquisition spreads and cut back on marketing spend. This allowed us to significantly pull back on new acquisition volumes, but it did not address the spreads on existing acquisition contracts. All these factors contributed to a large book of loss-making inventory. In the second half of 2022, our focus remained on risk management and overall inventory health, and we accelerated our resale velocity and realized lower acquisition volumes. ● Sold down the Q2 Cohort: We have continued to prioritize selling those homes we made offers on between March and June of last year (which we’re calling the Q2 Cohort) before the housing market reset. By year-end, we had sold through or were in contract on 66% of the Q2 Cohort, inline with Business Highlights % of Q2 Offer Cohort Expected to be Sold or in Resale Contract by Year-End ~65%

guidance provided last quarter, at a cumulative contribution margin of approximately (3.8)%. We expect to have sold or be in contract on over 85% of the cohort by the end of 1Q23. Once the “old book” is behind us, we expect to return to positive unit margins by the second half of 2023. To sell these homes quickly while preserving as much margin as possible, we revisited and reset all our portfolio management processes to drive above-market clearance rates. Examples include resetting our offer negotiation process and adjusting agent closing incentives. We believe these actions, coupled with the hard work of our operations teams, will allow us to sell through the Q2 Cohort earlier in 2023 than we had anticipated. ● Built into a new book of inventory: We have been acquiring new homes that can deliver healthy unit margins. We’ve sold nearly 40% of the homes we made offers on from July through November of 2022 (our “new book”). To date for the homes that have been sold, the cumulative contribution margin is over 250 bps higher than our July through November 2021 offer cohort at the same sold-through point. We believe our new book is on track to generate contribution margins at or in excess of our annual target of 4% to 6% once fully sold through. This underscores our ability to adjust spreads to realize attractive cohorts with positive unit economics across up, flat, and down home price markets. ● Right-sized our cost structure: In light of our pullback on acquisition volumes, we took action to right-size our cost structure in 2H22. We scaled back our operational capacity on a run-rate basis by 40% and reduced marketing spend by approximately 65% versus 2Q22 peak levels. Together with headcount reductions announced last quarter, we reduced our run-rate expenses by approximately $110 million on an annualized basis relative to 2022 peak levels. 2023 FOCUS AREAS As we enter 2023, we are building towards a managed marketplace for real estate that provides customers with a certain and simple 6 % of Q2 Cohort Expected to be Sold or in Resale Contract by End of 1Q23 Business Highlights >85%

Business Highlights

experience unlike the traditional process. Our focus this year is three-fold:

- Reach more sellers in our core first-party business
- Realize greater operational efficiency throughout the system
- Invest in our third-party Exclusives offering

Enable more sellers to choose Opendoor. Our cash offer delivers a vastly superior value proposition to homeowners, especially compared to the traditional process that nearly 99% of sellers endure today. We continue to convert over 10% of real sellers even with the high spreads currently embedded in our offers. Our focus in 2023 is to diversify our demand funnel so that more homesellers start their journey with Opendoor. This includes expanding partnership channels. We went live last week with our exclusive Zillow partnership via an initial launch in Atlanta and Raleigh, where home sellers visiting the Zillow platform are now able to request an all-cash offer directly from Opendoor. We plan to expand this partnership to additional markets over the course of the year, and we expect this to be an important lever to substantially increase our reach in a scalable and efficient way.

We are increasing our investments in brand awareness which helped drive a 26% increase in aided awareness in 2022. As we've expanded our market and buybox coverage to reach over 40% of zip codes nationwide, we benefit from national marketing campaigns which are more cost effective. We will also continue to drive re-engagement of our growing installed user base. Approximately 15% of all current homeowners in our buybox have come to Opendoor and entered their address – and we have detailed home-level information on over 60% of those – which represent future sellers we can target.

In addition, we're diversifying our product offering to convert a broader segment of sellers in this current high spread environment. We are expanding our "List with Certainty" product, which gives sellers the option of MLS listings with Opendoor to maximize their price while retaining the certainty and convenience of our cash offer which they can accept any time.

Drive operational excellence across our delivery platform. To date, we have built for scale and velocity by creating a purpose-built asset management and operations platform unmatched in the industry. Our focus for 2023 is to strengthen our foundational pricing, operations,

List with Certainty


3:08
opendoor.com
Opendoor
A better way to sell in Charlotte
We'll help you get the best price by listing your house on the MLS — with our built-in cash offer ready if you need it.
Enter your address
125 W Murel Drive
Get started
MLS
MLS

7

and customer platforms to drive greater efficiencies and durable cost structure improvements. This includes continued improvement in pricing capabilities to increase offer competitiveness and inventory turns. We also intend to drive further operator effectiveness by continuing to evolve our transaction platforms and tools. In addition, we are refactoring our tech platform and infrastructure to enhance productivity and reduce fixed expenses. Examples include process improvements aimed at reducing off-market days and the expansion of engineering capabilities to reduce system latency and costs. We are going after at least 100 basis points of margin improvement from these initiatives by year end, the full impact of which we expect to realize in 2024. Build the Exclusives marketplace. From day one, we have envisioned Opendoor as the central layer for residential real estate transactions, first by owning and transacting inventory ourselves, with plans to launch a marketplace once we’ve built the supply and demand network of customers to transact directly with Opendoor. Exclusives, which connects a home with institutional and retail buyers directly and facilitates a transaction without Opendoor taking ownership of the home, is the critical component to building a managed marketplace. This will position Opendoor to have a mix of on and off-balance sheet transaction volumes to enable capital efficient market share gain for years to come. In late 2021, we seeded a buyer-seller marketplace with our own inventory to start aggregating buyer demand. That led to last fall’s launch of Exclusives Listings – a streamlined e-commerce-like experience for buying an Opendoor home directly from us before it hits the MLS. We have sold over $115 million of Opendoor-owned homes through Exclusive Listings in Austin, Dallas, and Houston to date, and we have earned an NPS greater than 75. In 4Q22, having validated the demand side of the marketplace with our own inventory, we began offering Exclusives as an option to our home sellers. Looking ahead, we plan to scale our marketplace in three phases: first, we aim to perfect the customer experience in pairing sellers with buyers; second, we will build liquidity and network effects in an individual market; and third, we will refine our playbook and scale to all markets. Given our highly focused investment approach this year, we expect to realize phases one and two for 2023. We will go deep in selected markets to build the liquidity and selection required for a great user experience. By the end of 2023, our goal is to have 30% of our transactions going through Exclusives in those markets where we have launched marketplace. 8 Expected Margin Improvement in 2024 via Increased Efficiencies Business Highlights >100 bps

Financial Highlights

Our fourth quarter results reflect actions taken since 2Q22 to navigate market volatility. As we enter 2023, we are focused on preserving capital and operating with strong cost discipline.

GROWTH

In the fourth quarter, we delivered $2.9 billion of revenue, representing 7,512 homes sold. Revenues were down 25% versus 4Q21 due to slower resale clearance rates and our pullback in acquisitions beginning mid-year, resulting in declining listed inventory levels throughout the quarter. Revenue was $15.6 billion for the full year, up 94% versus 2021, driven by strong performance in the first half of the year. Overall, we sold 39,183 homes, up 80% versus the prior year, with revenue per home sold up 8% versus 2021.

On the acquisition side, we purchased 3,427 homes in the fourth quarter, down 64% versus 4Q21. This slowdown in acquisitions was driven by our decision beginning in 2Q22 to widen offer spreads and reduce marketing spend amidst market uncertainty. For the full year, we acquired 34,962 homes, down 5% versus 2021.

UNIT ECONOMICS

	4Q22			FY2022
(Dollars in millions)	**Old Book (Q2 Cohort and prior)**	**New Book (Post-Q2 Cohort)**	**Total**	**Total**
Homes Sold in Period	6,699	813	7,512	39,183
Revenue	$2,598	$259	$2,857	$15,567
Gross Profit / Margin	$39 / 1.5%	$32 / 12.4%	$71 / 2.5%	$667 / 4.3%
Adj. Gross Profit (Loss) / Margin	$(125) / (4.8)%	$33 / 12.7%	$(92) / (3.2)%	$1,086 / 7.0%
Contribution Profit (Loss) / Margin	$(232) / (8.9)%	$25 / 9.7%	$(207) / (7.2)%	$525 / 3.4%

GAAP gross profit was $71 million in 4Q22, versus $272 million in 4Q21. Adjusted gross profit was $(92) million in 4Q22, versus $279 million in 4Q21. For the full year, GAAP gross profit was $667 million, versus $730 million in 2021. Adjusted gross profit was $1,086 million for the year, versus $769 million in 2021.

2022 Revenue

$15.6 billion


$1.8
$4.7
$2.6
$8.0
$15.6
2018
2019
2020
2021
2022

2022 Homes Sold

39,183


7,470
18,799
9,913
21,725
39,183
2018
2019
2020
2021
2022

9

Financial Highlights

Contribution Profit (Loss), which accounts for the direct selling and holding costs incurred on the homes sold during the quarter, was $(207) million in the fourth quarter, versus $152 million in 4Q21. Contribution Margin, which represents unit economics associated with a specific resale cohort, was (7.2)%, versus 4.0% in 4Q21. As discussed previously, our new book of homes is performing ahead of our expectations at underwriting, with that cohort generating a Contribution Margin of 9.7% in Q4. We would expect this group of homes to perform in line with our 4% to 6% annual contribution margin target once fully sold through. We will continue to provide detail on the relative performance of our inventory until we sunset the old book as we believe it illustrates the health of our business on a go-forward basis.

Notwithstanding the challenges of 2022 and actions taken to navigate the macro shift, we ended the year with a Contribution Profit of $525 million and a Contribution Margin of 3.4%, compared to our annual contribution margin target of 4 to 6%.

4Q22 Post-Q2 Cohort Contribution Margin

9.7%

2022 Contribution Profit

$525 million

2022 Contribution Margin

3.4%

NET LOSS AND ADJUSTED EBITDA[1]

(Dollars in millions)	4Q22	4Q21	FY2022	FY2021
GAAP Net Loss	$(399)	$(191)	$(1,353)	$(662)
Adjusted Net Loss	$(467)	$(80)	$(574)	$(116)
Adjusted EBITDA	$(351)	$0	$(168)	$58
Adjusted EBITDA Margin	(12.3)%	0%	(1.1)%	0.7%

GAAP net loss was $(399) million in 4Q22, versus $(191) million in 4Q21. Adjusted Net Loss was $(467) million, versus $(80) million in 4Q21. For the full year, GAAP net loss was $(1,353) million, versus $(662) million in 2021. Adjusted Net Loss was $(574) million,

1. The table below provides an abridged reconciliation between GAAP Net Loss, Adjusted Net Loss, and Adjusted EBITDA. Please refer to the complete reconciliation and footnotes included in the Definitions and Financial Tables section of the shareholder letter.

10

11 Financial Highlights versus $(116) million in 2021. Adjusted Net Loss aligns the timing of inventory valuation adjustments recorded under GAAP to the period in which the related revenue is recorded, and these adjustments are the primary difference between GAAP and Adjusted Net Loss in 2022. In 4Q22, we burdened Adjusted Net Loss and Adjusted EBITDA with $236 million in inventory valuation adjustments that were recorded in prior quarters on homes sold in 4Q22. This additional cost was offset by the removal of $73 million in valuation adjustments recorded in 4Q22 on homes remaining in inventory at year end. Adjusted EBITDA was $(351) million in 4Q22, compared to $0.4 million in 4Q21. As discussed above, inventory valuation adjustments represent $(163) million of the Adjusted EBITDA loss. Adjusted EBITDA came in slightly below the midpoint of our guidance of $(345) million due to the outpacing of our revenue guidance and the pull forward of homes selling at a contribution margin loss. For the full year, Adjusted EBITDA was $(168) million, compared to $58 million in 2021. Losses in 2022 were driven by contribution margin losses from the Q2 Cohort and the deliberate reduction in new acquisition volumes, which impacted contribution margin from a resale mix standpoint and reduced our total revenue. This reduction in revenue impacted our ability to cover our variable and fixed cost structure. We proactively reduced our operational capacity, marketing spend, and headcount in 2H22, reducing our run-rate expenses by approximately $110 million on an annualized basis relative to 2022 peak levels at mid-year. As discussed above, a core focus area for 2023 is driving operational excellence and savings across our delivery platform. INVENTORY 4Q22 Post-Q2 Offer Cohort Contribution Margin 9.7% 2022 Contribution Profit $525 million 2022 Contribution Margin 3.4% As in December 31, 2022 (Dollars in millions) Old Book (Q2 Cohort and prior) New Book (Post-Q2 Cohort) Total Real estate inventory $3,976 $943 $4,919 Inventory valuation adjustments $(454) $(5) $(459) Real estate inventory, net $3,522 $938 $4,460 Inventory valuation adjustments as a % of inventory 11.4% 0.5% 9.3%

Financial Highlights

We ended the year with 12,788 homes in inventory, representing approximately $4.5 billion in value, which was down 27% versus 3Q22. The majority of this inventory consisted of our Q2 Cohort and prior, reflecting the deliberate slowdown in our acquisition pace beginning mid-year. As of the end of the year, we were in contract to purchase 1,011 homes, down 55% versus 3Q22 and down 81% versus 4Q21.

In 4Q22, we sold $2.8 billion of 3Q22 inventory and released $236 million of inventory valuation adjustments. For the homes we had in inventory at the end of 3Q22, some homes realized gains relative to their carrying value while others received additional valuation adjustments, for a net $36 million increase in inventory valuation adjustments or just 0.5% of our inventory balance. Our new book incurred inventory valuation adjustments representing 0.5% of inventory, which is consistent with our historical experience. We ended the year with $459 million of inventory valuation adjustments against our inventory balance of $4.9 billion. We believe that this adjustment is an appropriate reflection of future losses we may realize on these homes. As homes with losses are sold, this adjustment will unwind in future quarters alongside homes that we expect will generate realized gains.

As of December 31, 2022, 55% of our homes had been listed on the market for more than 120 days, versus 33% of homes on the market, adjusted for our buybox. Our slowdown in acquisitions has shifted our resale mix to longer-dated inventory. Combined with longer holding periods in the fourth quarter due to typical housing seasonality, this mix shift has led to longer than average days on market for our listed homes. We expect the percentage of homes listed on the market for more than 120 days to return to historical levels as we sell through our old book.

4Q22 Resale Revenue Mix Based on Days of Ownership


62%
38%
35%
65%
< 120 Days Owned
120+ Days Owned
4Q21
4Q22

OTHER BALANCE SHEET ITEMS

We ended the year with $2.0 billion in capital, which includes $1.3 billion in unrestricted cash and marketable securities and $670 million of equity invested in homes and related assets. This compares to $2.4 billion in capital as of the end of 3Q22, which included $1.5 billion in unrestricted cash and marketable securities and $873 million of equity invested in homes and related assets. All figures are net of inventory valuation adjustments.

12

Financial Highlights 13 4Q22 Total Capital $2.0 billion 4Q22 Cash, Cash Equivalents, and Marketable Securities $1.3 billion We reduced our restricted cash balance from $1.8 billion as of the end of 3Q22 to $654 million at year end. The majority of our restricted cash is linked to our asset-backed debt facilities which are secured by inventory or restricted cash. The decrease in restricted cash was driven by repayments of our asset-backed debt facilities and the allocation of inventory to our term debt facilities. We ended the quarter with $12.0 billion in non-recourse, asset-backed borrowing capacity, comprised of $6.2 billion of senior revolving credit facilities and $5.8 billion of senior and mezzanine term debt facilities, of which total committed borrowing capacity was $6.5 billion. Given our current inventory projections, we expect to have excess borrowing capacity, and we may reduce our committed borrowing capacity in 2023 to minimize the amount of restricted cash and reduce interest costs. We anticipate that such a reduction would shift more of our inventory to our fixed-rate term debt facilities, which would reduce our exposure to interest rate volatility. HOUSING MACRO We have observed an increase in consumer housing demand in early 2023 that is above typical seasonal patterns, which has translated to stronger clearance rates for us and the housing market as a whole. We are also seeing significantly lower levels of new listings coming on the market – the lowest level in nearly two decades. Sellers are staying on the sidelines given housing affordability issues, and the vast majority of homeowners’ mortgages are locked in at attractive rates under 5%. As a result, we have observed an outperformance in the leading indicators of home price appreciation that we track. We expect to see the typical annual seasonal pattern to month-over-month HPA, which may translate through to flat or negative monthly HPA in the second half of the year. That all being said, there continues to be significant uncertainty around future rate movements which, as we saw in 2022, can translate into significant moves in housing demand. As a result, we are entering 2023 appropriately conservative in our home pricing, which reflects our current expectation for negative year-over-year HPA for 2023. 4Q22 Equity Invested in Homes $670 million

14 Financial Highlights 2. Opendoor has not provided a quantitative reconciliation of forecasted Adjusted EBITDA to forecasted GAAP net income (loss) within this shareholder letter because the Company is unable, without making unreasonable efforts, to calculate certain reconciling items with confidence. These items include, but are not limited to, inventory valuation adjustment and equity securities fair value adjustment. These items, which could materially affect the computation of forward-looking GAAP net income (loss), are inherently uncertain and depend on various factors, some of which are outside of the Company’s control. GUIDANCE We expect the following results for the first quarter of 2023: ● Revenue is expected to be between $2.45 and $2.65 billion ● Adjusted EBITDA2 is expected to be between $(350) and $(370) million, which includes the expected realization of inventory valuation adjustments related to losses on homes sold in the quarter ● Stock-based compensation expense is expected to be in the range of $40 to $45 million As the housing market has shown signs of stabilization, we have reduced our spreads since December due to both seasonality and the leading indicators we track for housing demand and supply. A decrease in spreads typically results in higher conversion from acquisition offer to contract. We expect that the combination of higher offer volumes due to seasonal tailwinds and lower spreads should translate through to an acceleration of acquisition volumes. We will continue to monitor leading short-term indicators that we are uniquely positioned to observe, including HPA, acquisition offer-to-contract conversion, visitor traffic, resale clearance, and resale offer strength and will continue to adjust spreads accordingly. On the resale side, we will continue to focus on selling through the Q2 Cohort. To the extent we exceed sell-through goals by the end of 1Q23, it could result in lower Adjusted EBITDA given those homes are selling at a contribution margin loss. We will also continue to manage our cost structure in response to expected volumes this year and next year in order to minimize losses. Our goal is to return to positive Adjusted Net Income at $10 billion of annualized revenue. We expect to achieve this by mid-2024 based on current assumptions for a more normalized home price environment in 2024, similar to what we saw in 2019, coupled with the market share we 1Q23 Revenue Guidance $2.45 to $2.65 billion 1Q23 Adjusted EBITDA2 Guidance $(370) to $(350) million had at that time. Since then, we have quadrupled our addressable market via buybox and new market expansion, strengthened our brand awareness, and expanded our partnership channels. Hence, we believe that returning to $10+ billion of run-rate revenue is well within our reach. CONCLUSION We are managing with discipline and energy to emerge from this cycle with a more resilient business. The fundamental drivers of our business remain intact: we have a product that customers love, we stand alone in not only what we offer but the scale at which we are able to do so, and we have a platform custom-built to disrupt a broken traditional process in the world’s largest asset class. We will continue to build a new healthy book of inventory and drive scale via our platform that delivers certainty and convenience unmatched by others. And we will refine and then grow our marketplace business, leveraging the capabilities and advantages that we have built over the past nine years. We are committed to investing our capital wisely and are working hard to return the business to positive Adjusted Net Income as quickly as possible. Our goal remains to be a profitable market leader and the generational company that we have always envisioned. 15 Financial Highlights

16Raleigh-Durham, NC Carrie Wheeler, CEO Christy Schwartz, Interim CFO CONFERENCE CALL INFORMATION Opendoor will host a conference call to discuss its financial results on February 23, 2023 at 2:00 p.m. Pacific Time. A live webcast of the call can be accessed from Opendoor’s Investor Relations website at https://investor.opendoor.com. An archived version of the webcast will be available from the same website after the call. February 23, 2023 at 2 p.m. PT investor.opendoor.com LIVE WEBCAST

/ OpendoorHQ / Opendoor Company / Opendoor-com investor.opendoor.com

18 Definitions & Financial Tables

This shareholder letter contains certain forward-looking statements within the meaning of Section 27A the Private Securities Litigation Reform Act of 1995, as amended. All statements contained in this shareholder letter that do not relate to matters of historical fact should be considered forward-looking, including statements regarding the health of our financial condition, anticipated future results of operations and financial performance, priorities of the Company to achieve future goals, Company’s ability to continue to effectively navigate the markets in which it operates, anticipated future and ongoing impacts of our acquisitions and other business decisions, health of our balance sheet to weather ongoing market transitions, the Company’s ability to adopt an effective approach to manage economic and industry risk, as well as inventory health; business strategy and plans, including any plans to expand into additional markets, market opportunity and expansion and objectives of management for future operations, including our statements regarding the benefits and timing of the roll out of new markets, products or technology; and the expected diversification of funding sources. These forward-looking statements generally are identified by the words “anticipate”, “believe”, “contemplate”, “continue”, “could”, “estimate”, “expect”, “forecast”, “future”, “guidance”, “intend”, “may”, “might”, “opportunity”, “outlook”, “plan”, “possible”, “potential”, “predict”, “project”, “should”, “strategy”, “strive”, “target”, “vision”, “will”, or “would”, any negative of these words or other similar terms or expressions. The absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. The factors that could cause or contribute to actual future events to differ materially from the forward-looking statements in this shareholder letter include but are not limited to: the current and future health and stability of the economy, financial conditions and residential housing market, including any extended downturn or slowdown; changes in general economic and financial conditions (including federal monetary policy, interest rates, inflation, actual or anticipated recession, home price fluctuations, and housing inventory) that may reduce demand for our products and services, lower our profitability or reduce our access to future financings; actual or anticipated fluctuations in our financial condition and results of operations; changes in projected operational and financial results; investment of resources to pursue strategies and develop new products and services that may not prove effective or that are not attractive to customers and/or partners or that do not allow us to compete successfully; the duration and impact of the ongoing COVID-19 pandemic (including variants) or other public health crises on our ability to operate, demand for our products or services, or general economic conditions; addition or loss of a significant number of customers; acquisitions, strategic partnerships, joint ventures, capital-raising activities or other corporate transactions or commitments by us or our competitors; actual or anticipated changes in technology, products, markets or services by us or our competitors; ability to protect our brand and intellectual property; ability to obtain or maintain licenses and permits to support our current and future business operations; ability to operate and grow our 1P and 3P core business products, including the ability to obtain sufficient financing and resell purchased homes; our ability to grow market share in our existing markets or any new markets we may enter; our ability to manage our growth effectively; our ability to access sources of capital, including debt financing and securitization funding to finance our real estate inventories and other sources of capital to finance operations and growth; our ability to maintain and enhance our products and brand, and to attract customers; our ability to manage, develop and refine our technology platform, including our automated pricing and valuation technology; our success in retaining or recruiting, or changes required in, our officers, key employees and/or directors; the impact of the regulatory environment within our industry and complexities with compliance related to such environment; the impact of natural disasters and other catastrophic events; changes in laws or government regulation affecting our business; and the impact of pending or future litigation or regulatory actions. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described under the caption “Risk Factors” in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 23, 2023, as updated by our periodic reports and other filings with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and, except as required by law, we assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. We do not give any assurance that we will achieve our expectations. 19 Forward-Looking Statements

Use of Non-GAAP Financial Measures To provide investors with additional information regarding the Company’s financial results, this shareholder letter includes references to certain non-GAAP financial measures that are used by management. The Company believes these non-GAAP financial measures including Adjusted Gross (Loss) Profit, Contribution (Loss) Profit, Adjusted Net (Loss) Income, Adjusted EBITDA, and any such non-GAAP financial measures expressed as a Margin, are useful to investors as supplemental operational measurements to evaluate the Company’s financial performance. The non-GAAP financial measures should not be considered in isolation or as a substitute for the Company’s reported GAAP results because they may include or exclude certain items as compared to similar GAAP-based measures, and such measures may not be comparable to similarly-titled measures reported by other companies. Management uses these non- GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s performance by excluding certain items that may not be indicative of the Company’s recurring operating results. Adjusted Gross (Loss) Profit and Contribution (Loss) Profit To provide investors with additional information regarding our margins and return on inventory acquired, we have included Adjusted Gross (Loss) Profit and Contribution (Loss) Profit, which are non-GAAP financial measures. We believe that Adjusted Gross (Loss) Profit and Contribution (Loss) Profit are useful financial measures for investors as they are supplemental measures used by management in evaluating unit level economics and our operating performance. Each of these measures is intended to present the economics related to homes sold during a given period. We do so by including revenue generated from homes sold (and adjacent services) in the period and only the expenses that are directly attributable to such home sales, even if such expenses were recognized in prior periods, and excluding expenses related to homes that remain in inventory as of the end of the period. Contribution (Loss) Profit provides investors a measure to assess Opendoor’s ability to generate returns on homes sold during a reporting period after considering home purchase costs, renovation and repair costs, holding costs and selling costs. Adjusted Gross (Loss) Profit and Contribution (Loss) Profit are supplemental measures of our operating performance and have limitations as analytical tools. For example, these measures include costs that were recorded in prior periods under GAAP and exclude, in connection with homes held in inventory at the end of the period, costs required to be recorded under GAAP in the same period. Accordingly, these measures should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. We include a reconciliation of these measures to the most directly comparable GAAP financial measure, which is gross profit. 20 Definitions

Adjusted Gross (Loss) Profit / Margin We calculate Adjusted Gross (Loss) Profit as gross profit (loss) under GAAP adjusted for (1) inventory valuation adjustment in the current period, and (2) inventory valuation adjustment in prior periods. Inventory valuation adjustment in the current period is calculated by adding back the inventory valuation adjustments recorded during the period on homes that remain in inventory at period end. Inventory valuation adjustment in prior periods is calculated by subtracting the inventory valuation adjustments recorded in prior periods on homes sold in the current period. We define Adjusted Gross Margin as Adjusted Gross (Loss) Profit as a percentage of revenue. We view this metric as an important measure of business performance as it captures gross margin performance isolated to homes sold in a given period and provides comparability across reporting periods. Adjusted Gross (Loss) Profit helps management assess home pricing, service fees and renovation performance for a specific resale cohort. Contribution (Loss) Profit / Margin We calculate Contribution (Loss) Profit as Adjusted Gross (Loss) Profit, minus certain costs incurred on homes sold during the current period including: (1) holding costs incurred in the current period, (2) holding costs incurred in prior periods, and (3) direct selling costs. The composition of our holding costs is described in the footnotes to the reconciliation table below. Contribution Margin is Contribution (Loss) Profit as a percentage of revenue. We view this metric as an important measure of business performance as it captures the unit level performance isolated to homes sold in a given period and provides comparability across reporting periods. Contribution (Loss) Profit helps management assess inflows and outflows directly associated with a specific resale cohort. 21 Definitions

22 Adjusted Net (Loss) Income and Adjusted EBITDA We also present Adjusted Net (Loss) Income and Adjusted EBITDA, which are non-GAAP financial measures that management uses to assess our underlying financial performance. These measures are also commonly used by investors and analysts to compare the underlying performance of companies in our industry. We believe these measures provide investors with meaningful period over period comparisons of our underlying performance, adjusted for certain charges that are non- recurring, non-cash, not directly related to our revenue-generating operations, not aligned to related revenue, or not reflective of ongoing operating results that vary in frequency and amount. Adjusted Net (Loss) Income and Adjusted EBITDA are supplemental measures of our operating performance and have important limitations. For example, these measures exclude the impact of certain costs required to be recorded under GAAP. These measures also include inventory valuation adjustments that were recorded in prior periods under GAAP and exclude, in connection with homes held in inventory at the end of the period, inventory valuation adjustments required to be recorded under GAAP in the same period. These measures could differ substantially from similarly titled measures presented by other companies in our industry or companies in other industries. Accordingly, these measures should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. We include a reconciliation of these measures to the most directly comparable GAAP financial measure, which is net loss. We calculate Adjusted Net (Loss) Income as GAAP net loss adjusted to exclude non-cash expenses of stock-based compensation, equity securities fair value adjustment, warrant fair value adjustment, and intangibles amortization expense. It excludes expenses that are not directly related to our revenue-generating operations such as restructuring charges and legal contingency accruals. It excludes loss on extinguishment of debt as these expenses were incurred as a result of decisions made by management to repay portions of our outstanding credit facilities early; these expenses are not reflective of ongoing operating results and vary in frequency and amount. It also excludes non-recurring payroll tax on initial RSU release, gain on lease termination, and goodwill impairment. Adjusted Net (Loss) Income also aligns the timing of inventory valuation adjustments recorded under GAAP to the period in which the related revenue is recorded in order to improve the comparability of this measure to our non-GAAP financial measures of unit economics, as described above. Our calculation of Adjusted Net (Loss) Income does not currently include the tax effects of the non-GAAP adjustments because our taxes and such tax effects have not been material to date. We calculated Adjusted EBITDA as Adjusted Net (Loss) Income adjusted for depreciation and amortization, property financing and other interest expense, interest income, and income tax expense. Adjusted EBITDA is a supplemental performance measure that our management uses to assess our operating performance and the operating leverage in our business. Definitions

23 Three Months Ended December 31, Year Ended December 31, 2022 2021 2022 2021 REVENUE $ 2,857 $ 3,822 $ 15,567 $ 8,021 COST OF REVENUE 2,786 3,550 14,900 7,291 GROSS PROFIT 71 272 667 730 OPERATING EXPENSES: Sales, marketing and operations 194 225 1,006 544 General and administrative 23 117 346 620 Technology and development 48 32 169 134 Goodwill Impairment 60 — 60 — Restructuring 17 — 17 — Total operating expenses 342 374 1,598 1,298 LOSS FROM OPERATIONS (271) (102) (931) (568) WARRANT FAIR VALUE ADJUSTMENT — — — 12 LOSS ON EXTINGUISHMENT OF DEBT (25) — (25) — INTEREST EXPENSE (113) (73) (385) (143) OTHER (LOSS) INCOME – Net 10 (16) (10) 38 LOSS BEFORE INCOME TAXES (399) (191) (1,351) (661) INCOME TAX EXPENSE — — (2) (1) NET LOSS $ (399) $ (191) $ (1,353) $ (662) Net loss per share attributable to common shareholders: Basic $ (0.63) $ (0.31) $ (2.16) $ (1.12) Diluted $ (0.63) $ (0.31) $ (2.16) $ (1.12) Weighted-average shares outstanding: Basic 634,595 612,516 627,105 592,574 Diluted 634,595 612,516 627,105 592,574 OPENDOOR TECHNOLOGIES INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In millions, except share amounts which are presented in thousands, and per share amounts) (Unaudited)

24 OPENDOOR TECHNOLOGIES INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In millions, except per share data) (Unaudited) December 31, 2022 December 31, 2021 ASSETS CURRENT ASSETS: Cash and cash equivalents $ 1,137 $ 1,731 Restricted cash 654 847 Marketable securities 144 484 Escrow receivable 30 84 Mortgage loans held for sale pledged under agreements to repurchase — 7 Real estate inventory, net 4,460 6,096 Other current assets ($1 and $4 carried at fair value) 41 91 Total current assets 6,466 9,340 PROPERTY AND EQUIPMENT – Net 58 45 RIGHT OF USE ASSETS 41 42 GOODWILL 4 60 INTANGIBLES – Net 12 12 OTHER ASSETS 27 7 TOTAL ASSETS $ 6,608 $ 9,506 LIABILITIES AND SHAREHOLDERS’ EQUITY CURRENT LIABILITIES: Accounts payable and other accrued liabilities $ 110 $ 137 Non-recourse asset-backed debt - current portion 1,376 4,240 Other secured borrowings — 7 Interest payable 12 12 Lease liabilities - current portion 7 4 Total current liabilities 1,505 4,400 NON-RECOURSE ASSET-BACKED DEBT – Net of current portion 3,020 1,862 CONVERTIBLE SENIOR NOTES 959 954 LEASE LIABILITIES – Net of current portion 38 42 Total liabilities 5,522 7,258 SHAREHOLDERS’ EQUITY: Common stock, $0.0001 par value; 3,000,000,000 shares authorized; 637,387,025 and 616,026,565 shares issued, respectively; 637,387,025 and 616,026,565 shares — — Additional paid-in capital 4,148 3,955 Accumulated deficit (3,058) (1,705) Accumulated other comprehensive loss (4) (2) Total shareholders’ equity 1,086 2,248 TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY $ 6,608 $ 9,506

25 OPENDOOR TECHNOLOGIES INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In millions) (Unaudited) Year Ended December 31, 2022 2021 CASH FLOWS FROM OPERATING ACTIVITIES: Net loss $ (1,353) $ (662) Adjustments to reconcile net loss to cash, cash equivalents, and restricted cash provided by (used in) operating activities: Depreciation and amortization  83 47 Amortization of right of use asset 7 8 Stock-based compensation 171 536 Warrant fair value adjustment — (12) Gain on settlement of lease liabilities — (5) Inventory valuation adjustment 737 56 Goodwill impairment 60 — Change in fair value of equity securities 35 (35) Net fair value adjustments and loss on sale of mortgage loans held for sale (1) (4) Origination of mortgage loans held for sale (118) (196) Proceeds from sale and principal collections of mortgage loans held for sale 128 197 Loss on early extinguishment of debt 25 — Changes in operating assets and liabilities: Escrow receivable 54 (83) Real estate inventory 896 (5,656) Other assets 37 (52) Accounts payable and other accrued liabilities (25) 76 Interest payable 2 4 Lease liabilities (8) (13) Net cash provided by (used in) operating activities 730 (5,794) CASH FLOWS FROM INVESTING ACTIVITIES: Purchase of property and equipment (37) (33) Purchase of intangible assets — (1) Purchase of marketable securities (28) (486) Proceeds from sales, maturities, redemptions and paydowns of marketable securities 328 92 Purchase of non-marketable equity securities (25) (15) Proceeds from sale of non-marketable equity securities 3 — Capital returns of non-marketable equity securities 3 — Acquisitions, net of cash acquired (10) (33) Net cash provided by (used in) investing activities 234 (476) CASH FLOWS FROM FINANCING ACTIVITIES: Proceeds from issuance of convertible senior notes, net of issuance costs — 953 Purchase of capped calls related to convertible senior notes — (119) Proceeds from exercise of stock options 4 15 Proceeds from issuance of common stock for ESPP 2 — Proceeds from warrant exercise — 22 Proceeds from the February 2021 Offering — 886 Issuance cost of common stock — (29) Proceeds from non-recourse asset-backed debt 10,108 11,499 Principal payments on non-recourse asset-backed debt (11,822) (5,838) Proceeds from other secured borrowings 114 192 Principal payments on other secured borrowings (121) (192) Payment of loan origination fees and debt issuance costs (26) (47) Payment for early extinguishment of debt (10) — Net cash (used in) provided by financing activities (1,751) 7,342 NET (DECREASE) INCREASE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH (787) 1,072 CASH, CASH EQUIVALENTS, AND RESTRICTED CASH – Beginning of period 2,578 1,506 CASH, CASH EQUIVALENTS, AND RESTRICTED CASH – End of period $ 1,791 $ 2,578 SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION – Cash paid during the period for interest $ 355 $ 122 DISCLOSURES OF NONCASH ACTIVITIES: Stock-based compensation expense capitalized for internally developed software $ 16 $ 12 Issuance of common stock in extinguishment of warrant liabilities $ — $ (35) RECONCILIATION TO CONDENSED CONSOLIDATED BALANCE SHEETS: Cash and cash equivalents $ 1,137 $ 1,731 Restricted cash 654 847 Cash, cash equivalents, and restricted cash $ 1,791 $ 2,578

OPENDOOR TECHNOLOGIES INC.
RECONCILIATION OF OUR ADJUSTED GROSS (LOSS) PROFIT AND CONTRIBUTION (LOSS) PROFIT TO OUR GROSS PROFIT (LOSS)
(Unaudited)

(in millions, except percentages and homes sold, or as noted)	Three Months Ended					Year Ended December 31,	
	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	2022	2021
Gross profit (loss) (GAAP)	**$ 71**	**$ (425)**	**$ 486**	**$ 535**	**$ 272**	**$ 667**	**$ 730**
Gross Margin	2.5 %	(12.6)%	11.6 %	10.4 %	7.1 %	4.3 %	9.1 %
Adjustments:							
Inventory valuation adjustment – Current Period[1][2]	73	573	82	8	24	458	39
Inventory valuation adjustment – Prior Periods[1][3]	(236)	(38)	(12)	(31)	(17)	(39)	—
Adjusted Gross (Loss) Profit	**$ (92)**	**$ 110**	**$ 556**	**$ 512**	**$ 279**	**$ 1,086**	**$ 769**
Adjusted Gross Margin	(3.2)%	3.3 %	13.2 %	9.9 %	7.3 %	7.0 %	9.6 %
Adjustments:							
Direct selling costs[4]	(78)	(100)	(100)	(136)	(99)	(414)	(195)
Holding costs on sales – Current Period[5][6]	(10)	(14)	(11)	(16)	(12)	(109)	(47)
Holding costs on sales – Prior Periods[5][7]	(27)	(18)	(23)	(28)	(16)	(38)	(2)
Contribution (Loss) Profit	**$ (207)**	**$ (22)**	**$ 422**	**$ 332**	**$ 152**	**$ 525**	**$ 525**
Homes sold in period	7,512	8,520	10,482	12,669	9,794	39,183	21,725
Contribution (Loss) Profit per Home Sold (in thousands)	**$ (28)**	**$ (3)**	**$ 40**	**$ 26**	**$ 16**	**$ 13**	**$ 24**
Contribution Margin	(7.2)%	(0.7)%	10.1 %	6.4 %	4.0 %	3.4 %	6.5 %

(1) Inventory valuation adjustment includes adjustments to record real estate inventory at the lower of its carrying amount or its net realizable value.

(2) Inventory valuation adjustment — Current Period is the inventory valuation adjustments recorded during the period presented associated with homes that remain in inventory at period end.

(3) Inventory valuation adjustment — Prior Periods is the inventory valuation adjustments recorded in prior periods associated with homes that sold in the period presented.

(4) Represents selling costs incurred related to homes sold in the relevant period. This primarily includes broker commissions, external title and escrow-related fees and transfer taxes.

(5) Holding costs include mainly property taxes, insurance, utilities, homeowners association dues, cleaning and maintenance costs. Holding costs are included in Sales, marketing, and operations on the Condensed Consolidated Statements of Operations.

(6) Represents holding costs incurred in the period presented on homes sold in the period presented.

(7) Represents holding costs incurred in prior periods on homes sold in the period presented.

26

OPENDOOR TECHNOLOGIES INC.
RECONCILIATION OF OUR ADJUSTED NET (LOSS) INCOME AND ADJUSTED EBITDA TO OUR NET (LOSS) INCOME
(Unaudited)

	Three Months Ended					Year Ended December 31,	
(in millions, except percentages)	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	2022	2021
Net (loss) income (GAAP)	**$ (399)**	**$ (928)**	**$ (54)**	**$ 28**	**$ (191)**	**$ (1,353)**	**$ (662)**
Adjustments:							
Stock-based compensation	(7)	52	59	67	71	171	536
Equity securities fair value adjustment[1]	(1)	11	3	22	16	35	(35)
Warrant fair value adjustment[1]	—	—	—	—	—	—	(12)
Intangibles amortization expense[2]	2	2	3	2	2	9	4
Inventory valuation adjustment – Current Period[3][4]	73	573	82	8	24	458	39
Inventory valuation adjustment — Prior Periods[3][5]	(236)	(38)	(12)	(31)	(17)	(39)	—
Restructuring[6]	17	—	—	—	—	17	—
Loss on extinguishment of debt	25	—	—	—	—	25	—
Gain on lease termination	—	—	—	—	—	—	(5)
Goodwill impairment	60	—	—	—	—	60	—
Payroll tax on initial RSU release	—	—	—	—	—	—	5
Legal contingency accrual and related expenses	1	—	42	3	14	46	14
Other[7]	(2)	—	(1)	—	1	(3)	—
Adjusted Net (Loss) Income	**$ (467)**	**$ (328)**	**$ 122**	**$ 99**	**$ (80)**	**$ (574)**	**$ (116)**
Adjustments:							
Depreciation and amortization, excluding amortization of intangibles and right of use assets	12	8	12	9	9	41	33
Property financing[8]	93	102	76	58	62	329	119
Other interest expense[9]	20	13	13	10	10	56	24
Interest income[10]	(9)	(7)	(6)	—	(1)	(22)	(3)
Income tax expense	—	1	1	—	—	2	1
Adjusted EBITDA	**$ (351)**	**$ (211)**	**$ 218**	**$ 176**	**$ 0.4**	**$ (168)**	**$ 58**
Adjusted EBITDA Margin	(12.3)%	(6.3)%	5.2 %	3.4 %	— %	(1.1)%	0.7 %

(1) Represents the gains and losses on certain financial instruments, which are marked to fair value at the end of each period.

(2) Represents amortization of acquisition-related intangible assets. The acquired intangible assets have useful lives ranging from 1 to 5 years and amortization is expected until the intangible assets are fully amortized.

(3) Inventory valuation adjustment includes adjustments to record real estate inventory at the lower of its carrying amount or its net realizable value.

(4) Inventory valuation adjustment — Current Period is the inventory valuation adjustments recorded during the period presented associated with homes that remain in inventory at period end.

(5) Inventory valuation adjustment — Prior Periods is the inventory valuation adjustments recorded in prior periods associated with homes that sold in the period presented.

(6) Restructuring costs consist mainly of employee termination benefits, relocation packages and bonuses as well as costs related to the exiting of certain non-cancelable leases.

(7) Includes primarily gain or loss on interest rate lock commitments, gain or loss on the sale of available for sale securities, sublease income, and income from equity method investments.

(8) Includes interest expense on our non-recourse asset-backed debt facilities.

(9) Includes amortization of debt issuance costs and loan origination fees, commitment fees, unused fees, other interest related costs on our asset-backed debt facilities, interest expense related to the 2026 convertible senior notes outstanding, and interest expense on other secured borrowings.

(10) Consists mainly of interest earned on cash, cash equivalents and marketable securities.

27

OPENDOOR TECHNOLOGIES INC.
RECONCILIATION OF OUR ADJUSTED GROSS PROFIT
AND CONTRIBUTION PROFIT TO OUR NET (LOSS) INCOME BY COHORT
(Unaudited)

	Three Months Ended December 31, 2022		
(in millions, except percentages)	**Q2 Offer Cohort and Prior [8]**	**Post-Q2 Offer Cohort [8]**	**Total**
Revenue (GAAP)	**$ 2,598**	**$ 259**	**$ 2,857**
Cost of Revenue	2,559	227	2,786
Gross profit (GAAP)	**$ 39**	**$ 32**	**$ 71**
Gross Margin	1.5 %	12.4 %	2.5 %
Adjustments:			
Inventory valuation adjustment – Current Period[1][2]	71	2	73
Inventory valuation adjustment — Prior Periods[1][3]	(235)	(1)	(236)
Adjusted Gross Profit	**$ (125)**	**$ 33**	**$ (92)**
Adjusted Gross Margin	(4.8)%	12.7 %	(3.2)%
Adjustments:			
Direct selling costs[4]	(72)	(6)	(78)
Holding costs on sales – Current Period[5][6]	(9)	(1)	(10)
Holding costs on sales – Prior Periods[5][7]	(26)	(1)	(27)
Contribution Profit	**$ (232)**	**$ 25**	**$ (207)**
Contribution Margin	(8.9)%	9.7 %	(7.2)%

(1) Inventory valuation adjustment includes adjustments to record real estate inventory at the lower of its carrying amount or its net realizable value.

(2) Inventory valuation adjustment — Current Period is the inventory valuation adjustments recorded during the period presented associated with homes that remain in inventory at period end.

(3) Inventory valuation adjustment — Prior Periods is the inventory valuation adjustments recorded in prior periods associated with homes that sold in the period presented.

(4) Represents selling costs incurred related to homes sold in the relevant period. This primarily includes broker commissions, external title and escrow-related fees and transfer taxes.

(5) Holding costs include mainly property taxes, insurance, utilities, homeowners association dues, cleaning and maintenance costs. Holding costs are included in Sales, marketing, and operations on the Condensed Consolidated Statements of Operations.

(6) Represents holding costs incurred in the period presented on homes sold in the period presented.

(7) Represents holding costs incurred in prior periods on homes sold in the period presented.

(8) Q2 Offer Cohort and Prior refers to offers made in June 2022 and prior. Post-Q2 Offer Cohort includes offers made in July 2022 and after.

28

OPENDOOR TECHNOLOGIES INC.
RECONCILIATION OF OUR ADJUSTED GROSS PROFIT AND CONTRIBUTION PROFIT TO OUR NET (LOSS) INCOME BY COHORT
(Unaudited)

	Twelve Months Ended December 31, 2022			
(in millions, except percentages)	Pre-Q2 Offer Cohort [8]	Q2 Offer Cohort [8]	Post-Q2 Offer Cohort [8]	Consolidated
Revenue (GAAP)	**$ 11,053**	**$ 4,225**	**$ 289**	**$ 15,567**
Cost of Revenue	10,045	4,599	256	14,900
Gross profit (GAAP)	**$ 1,008**	**$ (374)**	**$ 33**	**$ 667**
Gross Margin	9.1 %	(8.9)%	11.4 %	4.3 %
Adjustments:				
Inventory valuation adjustment – Current Period[1][2]	90	364	4	458
Inventory valuation adjustment — Prior Periods[1][3]	(39)	—	—	(39)
Adjusted Gross Profit	**$ 1,059**	**$ (10)**	**$ 37**	**$ 1,086**
Adjusted Gross Margin	9.6 %	(0.2)%	12.8 %	7.0 %
Adjustments:				
Direct selling costs[4]	(293)	(114)	(7)	(414)
Holding costs on sales – Current Period[5][6]	(71)	(36)	(2)	(109)
Holding costs on sales – Prior Periods[5][7]	(38)	—	—	(38)
Contribution Profit	**$ 657**	**$ (160)**	**$ 28**	**$ 525**
Contribution Margin	5.9 %	(3.8)%	9.7 %	3.4 %

(1) Inventory valuation adjustment includes adjustments to record real estate inventory at the lower of its carrying amount or its net realizable value.

(2) Inventory valuation adjustment — Current Period is the inventory valuation adjustments recorded during the period presented associated with homes that remain in inventory at period end.

(3) Inventory valuation adjustment — Prior Periods is the inventory valuation adjustments recorded in prior periods associated with homes that sold in the period presented.

(4) Represents selling costs incurred related to homes sold in the relevant period. This primarily includes broker commissions, external title and escrow-related fees and transfer taxes.

(5) Holding costs include mainly property taxes, insurance, utilities, homeowners association dues, cleaning and maintenance costs. Holding costs are included in Sales, marketing, and operations on the Condensed Consolidated Statements of Operations.

(6) Represents holding costs incurred in the period presented on homes sold in the period presented.

(7) Represents holding costs incurred in prior periods on homes sold in the period presented.

(8) Pre-Q2 Offer Cohort refers to offers made in February 2022 and prior. Q2 Offer Cohort refers to offers made in March through June 2022. Post-Q2 Offer Cohort includes offers made in July 2022 and after.

29

30 Appendix

Appendix 1. MLS Clearance Rate is defined as the number of daily contracts that enter pending status on the Multiple Listing Service (i.e. market listings), filtered for Opendoor’s markets and buybox, divided by the number of active listings on the Multiple Listing Service, filtered for the same markets and buybox. Trailing 7-Day MLS Clearance Rate1 MLS Data Filtered to Opendoor Markets and Buybox Trailing 7-Day MLS Contracts MLS Data Filtered to Opendoor Markets and Buybox 2031 Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec

Appendix 30-Day Rolling Home Price Appreciation (HPA) Weighted to Opendoor Markets; Non-Seasonally Adjusted Trailing 7-Day MLS Active Listings MLS Data Filtered to OD Markets and Buybox 32 Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec